Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE May 5, 2009	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Reports First Quarter 2009 Results

HOUSTON, TX – (May 5, 2009) Cal Dive International, Inc. (NYSE:DVR) reported first quarter 2009 net income of $12.3 million, or $.12 per diluted share compared to $0.6 million and $.01 per diluted share for the same period of 2008.  The increase in net income is primarily due to increased vessel utilization as a result of increased diving activity in international markets and repair and salvage work as a result of hurricanes Gustav and Ike that struck the Gulf of Mexico in the late summer of 2008.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “We are off to a good start this year because of excellent performance and execution by our men and women offshore, who took advantage of good weather windows for ongoing salvage and repair projects as well as new construction.  We also took advantage of the expected weather disruptions by completing over half of our annual dry dock and vessel maintenance days during the first quarter.  Our backlog grew to over $400 million including two international projects in Mexico and China.”

Financial Highlights

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Backlog:  Contracted backlog was $402 million as of March 31, 2009 compared to a backlog of $350 million at December 31, 2008 and $450 million as of April 30, 2008.

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Revenues:  First quarter 2009 revenues increased by $62.5 million to $207.1 million as compared to the first quarter of 2008, primarily due to increased vessel utilization as a result of increased international diving activity and demand for hurricane related work.

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Gross Profit: First quarter 2009 gross profit increased by $14.1 million to $38.8 million as compared to the first quarter of 2008.  The increase was due to the reasons cited above.

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SG&A: First quarter 2009 SG&A as a percentage of revenue was 8.6% for the first quarter of 2009 compared to 11.9% for first quarter of 2008.  The percentage decrease was primarily due to the increase in revenues discussed above.

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Net Interest Expense: First quarter 2009 net interest expense decreased by $3.1 million over the first quarter of 2008, due to lower variable interest rates associated with outstanding borrowings.

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Income Tax Expense: The effective tax rate for the first quarter of 2009 was 31.0% compared to 31.5% for the first quarter of 2008.  The rate decrease is primarily due to an increased percentage of income being earned in foreign jurisdictions with lower effective tax rates.

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Balance Sheet:  Total debt was $395.0 million and cash and cash equivalents were $91.5 million for a net debt position of $303.5 million as of March 31, 2009 compared to a net debt position of $254.4 million at December 31, 2008 and $282.2 at March 31, 2008.  The increase in net debt is due to the revolving loan borrowings incurred in connection with the January 2009 purchase by the Company of 13.6 million shares of its common stock from its majority stockholder, Helix Energy Solutions Group, Inc.

Further details will be provided during Cal Dive’s conference call, scheduled for 11 a.m. Central Time on May 6, 2009.  The teleconference dial-in numbers are: (866) 831-6247 (domestic), (617) 213-8856 (international), passcode 82395882.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(000's omitted, except per share data)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)
Net Revenues	$207,053	$144,571
Cost of Sales	168,248	119,881
Gross Profit	38,805	24,690
Selling and Administrative	17,873	17,142
Income from Operations	20,932	7,548
Net Interest and other Expense	(3,176)	(6,717)
Income Before Income Taxes	17,756	831
Provision for Income Taxes	5,504	262
Net Income	$12,252	$569

Other Financial Data:
Income from Operations	20,932	7,548
Depreciation and Amortization	19,562	16,627
EBITDA	42,684	25,638

Weighted Avg. Shares Outstanding
Basic	98,424	105,508
Diluted	98,434	105,508
Earnings Per Share:
Basic	$0.12	$0.01
Diluted	$0.12	$0.01

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(000's omitted)

ASSETS	March 31, 2009	December 31, 2008
	(unaudited)
Current Assets:
Cash and equivalents	$91,536	$60,556
Accounts receivable	179,216	167,714
Contracts in progress	47,154	56,764
Helix, net	24,261	54,944
Deferred income taxes	6,013	5,562
Other current assets	38,599	23,597
Total Current Assets	386,779	369,137

Net property & equipment	611,502	604,242
Goodwill	292,469	292,469
Deferred drydock costs	25,110	24,784
Other assets, net	15,499	18,976
Total Assets	$1,331,359	$1,309,608

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$91,026	$77,440
Advanced billings on contracts	10,180	10,958
Current maturities of long-term debt	80,000	80,000
Income tax payable	12,424	14,900
Accrued liabilities	60,195	58,995
Total Current Liabilities	253,825	242,293

Long-term debt	315,000	235,000
Long-term payable to Helix	2,389	2,695
Deferred income taxes	118,543	116,790
Other long term liabilities	5,701	7,133
Stockholders' equity	635,901	705,697
Total Liabilities & Equity	$1,331,359	$1,309,608

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended March 31, 2009 and 2008

(000's omitted, except ratio data)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended
	March 31, 2009	March 31, 2008
	(unaudited)
EBITDA	$42,684	$25,638
Less: Depreciation & Amortization	19,562	16,627
Less: Non-Cash Stock Compensation Expense	1,712	1,463
Less: Net Interest Expense	3,654	6,717
Less: Provision for Income Taxes	5,504	262
Net Income	$12,252	$569

	As of 3/31/09
Total Debt	$395,000
Less: Cash	(91,536)
Net Debt	$303,464